MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS

     On November 21, 2003 a special meeting of shareholders of the Cash Reserve Fund (the "Fund") was held upon the presence of a quorum. The matters voted upon at the meeting included the following:

     1.   Election of directors, and

     2. A proposal to redesignate Fund's investment objective as a non-fundamental policy.

     All five of the directors named above (Cornelia Boyle, James G. DeJong, Brian J. Girvan, Marcia L. Wallace and John J. Mulherin) were elected, each having received a plurality of the votes cast.

     An insufficient number of votes were cast by the shareholders of the Fund to approve the redesignation of the Fund's investment objective as non-fundamental policy.

     The specific voting results were as follows:

Election of Directors
---------------------

                              APPROVE                    WITHHELD
                              -------                    --------
Cornelia Boyle             100,710,594.857            1,591,635.925
James G. DeJong            100,763,279.529            1,538,951.253
Brian J. Girvan            100,716,494.364            1,585,736.418
John J. Mulherin           100,676,138.294            1,616,092.488
Marcia L. Wallace          100,754,075.041            1,548,155.741


Proposal to Re-Designate the Fund's Investment Objective as a Non-Fundamental
------------------------------------------------------------------------------
Policy
------

Required Vote	 For		Against	        Abstain	      Broker Non-Votes
------------    ------------    ------------    -----------   ----------------

97,319,678.280  52,926,644.080  1,767,128.760   791,7997.170     3,931,568.000